                                                                       Exhibit 7




THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS, NOR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THOSE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.


                               LASERTECHNICS, INC.


                             SENIOR PROMISSORY NOTE


                                                                   June 25, 1997

         LASERTECHNICS, INC., a Delaware corporation having its principal place of business in Carrollton, Texas (the "Company"), for value received, hereby promises to pay to the order of Wolfensohn Partners L.P., a Delaware limited partnership, or its transferees or assigns (the "Holder"), on December 31, 1997 (the "Final Maturity Date"), the unpaid principal amount of all advances made by the Holder to the Company hereunder ("Advances"), as recorded on the grid below, including any additional pages (the "Grid"), together with interest thereon from the date of such Advance recorded on the Grid, at the rate of ten percent (10%) per annum, calculated on the basis of the actual number of days elapsed over a 364- (or 365-) day year (the "Base Interest Rate"). Each payment received by the Holder hereunder shall be applied to Advances in reverse of the order in which such Advances were made, and each such payment shall be applied first to the interest accrued on and then to the unpaid principal amount of the applicable Advance. This Note is one of the Senior Promissory Notes ("Notes") issued and sold by the Company under the Note Purchase Agreement dated as of June 25, 1997 (the "Note Purchase Agreement"), among the Company, the initial Holder and the other purchaser named therein, and the Holder shall be entitled to the benefits of any collateral security provided for therein for the benefit of Holders of Senior Notes.

         Payment of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. All such payments shall be paid by wire transfer of Federal funds in accordance with the written instructions of the Holder or, in the absence of such instructions, by check mailed to the Holder at the address last given to the Company by the Holder in writing for such purpose.

         This Note may be prepaid in whole or in part at any time at the option of the Company, without premium or penalty, upon not less than 20 days' prior written notice to the Holder.

         If any time after the date hereof the Company or any subsidiary completes (i) an equity or long-term debt financing, (ii) a sale of assets outside the ordinary course of business, (iii) a sale-leaseback or similar financing, or (iv) a joint venture or other strategic partnership (any such transaction, an "Extraordinary Transaction"), and such Extraordinary Transaction results in cash proceeds to the Company (together with the cash proceeds of any other Extraordinary Transaction after the date hereof, to the extent not previously applied) in excess of $ 1,000,000 (such excess, the "Available Cash Proceeds"), then the full amount of Available Cash Proceeds shall be applied to prepay this Note as provided herein; provided, however, that if the Available Cash Proceeds are not sufficient to pay in full the principal of, and accrued interest on, this Note and all other Notes issued under the Note Purchase Agreement, then the Available Cash Proceeds shall be applied to prepay this Note and all other Notes issued under the Note Purchase Agreement on a pro rata basis, in proportion to the respective aggregate unpaid principal amounts thereof.

         The Company hereby waives presentment for payment, demand for payment, notice of nonpayment, protest and notice of protest.

         This Note may be prepaid in whole or in part (in amounts not less than $50,000) at any time at the option of the Company, upon not less than 20 days' prior written notice to the Holder, without premium or penalty; provided, however, that any amounts prepaid hereunder or under any of the other Notes shall be applied to prepay this Note and all other Notes issued under the Note Purchase Agreement on a pro rata basis, in proportion to the respective aggregate unpaid principal amounts thereof.

         This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors, assigns and transferees.

         If the Company fails to pay any amount of principal or interest when due, the entire unpaid principal of and accrued interest on all Advances shall forthwith become absolutely due and payable without any notice, demand, protest or presentment whatsoever, all of which are hereby expressly waived. Interest on any past due principal amount, whether at the Final Maturity Date or by acceleration, shall accrue at a rate equal to the Base Interest Rate plus five percent (5%) per annum, but in no event higher than the maximum legal rate of interest permitted under applicable law. In addition, if any amount payable hereunder shall remain unpaid after 3:00 p.m., New York City time, on the Final Maturity Date, the Company shall pay to the record Holder of this Note at such time the Additional Consideration provided for in the Note Purchase Agreement (as such term is defined therein). The Company shall pay to the Holder all costs and expenses of collection and enforcement relating to this Note, including without limitation reasonable attorneys' fees and expenses.

         This Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to its rules as to conflicts of law. Any judicial proceeding brought against the Company to enforce, or otherwise in connection with, this Note may be brought in any court of competent jurisdiction in the City of New York, and, by execution and delivery of this Note, the Company (i) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Note and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.

         THE COMPANY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR CROSS CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed by its Vice President and has caused its corporate seal to be affixed and attested by its Secretary.


[Corporate Seal]      Attested:       LASERTECHNICS, INC.


By: /s/ E. A. Milo Mattorano      By: /s/ E. A. Milo Mattorano
   ----------------------------       ------------------------------------------
   E.A. Milo Mattorano                E. A. Milo Mattorano
   Secretary                          Vice President and Chief Financial Officer



                                      GRID

              ADVANCES                                  PAYMENTS
    ------------------------------      ---------------------------------------       ------------------------------
                                                                                      Balance Due
    Date Made          Amount           Date Made      Principal       Interest       on Principal       Recorded By
     6/25/97        $1,019,709.58
     6/25/97        $     500,000
     7/9/97         $      75,000
     7/31/97        $     225,000


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